Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED
OF
DICK’S SPORTING GOODS, INC.

DICK’S Sporting Goods, Inc., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: that the Board of Directors of the Corporation duly adopted the following resolution at a duly called meeting of the Board of Directors:

RESOLVED, that the Board hereby declares that it is advisable and in the best interests of the Corporation to amend (the “Charter Amendments”) its Amended and Restated Certificate of Incorporation, as amended, such that

The Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by amending and restating Article THIRD, Sections 5.1 and 5.2, each in its entirety, as follows:

“5.1 Number of Directors. The number of Directors shall be such numbers as set forth or determined in the Bylaws; provided that the number of Directors shall not be less than three (3) nor more than thirteen (13). The use of the phrase “Entire Board” refers to the total number of directors in office, whether or not present at a meeting of the Board, but disregarding vacancies.”

“5.2. The Board of Directors shall be divided into three classes designated as Class A, Class B and Class C, respectively until the Corporation’s annual meeting of stockholders to be held in 2023. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.

Class A Directors shall be elected at the annual meeting of stockholders to be held in 2021 for a one-year term, and they and any successors shall stand for re-election at the annual meeting of stockholders to be held in 2022; Class B Directors shall serve out their current three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders in 2022; Class C Directors shall serve out their current three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of stockholders in 2023.

At each annual meeting of the stockholders commencing with the annual meeting of stockholders to be held in 2023, each director shall be elected for a one-year term, and, from that point forward, each director shall have a one-year term and shall hold office until his or her term expires at the following annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation or removal.

So long as the Board of Directors is classified, each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors and if the number of directors is changed any increase or decrease shall be apportioned among the classes, for such period as they may continue to exist, so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any or all of the directors may be removed with or without cause by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes entitled to be cast at a meeting of the stockholders to elect directors.

Elections of directors need not be by written ballot except and to the extent provided in the By-laws of the Corporation. No stockholder will be permitted to cumulate votes at any election of directors.”

SECOND: That such Charter Amendment has been consented to and authorized by a majority of the voting power of the stock of the Corporation, entitled to vote thereon at its annual meeting of stockholders.

THIRD: That the aforesaid Charter Amendment was duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, John E. Hayes III, has made this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, and has signed as the SVP, General Counsel & Corporate Secretary, of DICK’S Sporting Goods, Inc. this 9th day of June, 2021.

DICK’S SPORTING GOODS, INC.

/s/John E. Hayes III

Name: John E. Hayes III
Title: SVP, General Counsel & Corporate Secretary